Exhibit 2.4
SECOND ADDENDUM
TO
AGREEMENT AND PLAN OF MERGER

THIS SECOND ADDENDUM (“Second Addendum”) made this 28th day of March, 2006 (and effective as of April 16, 2004) to the Agreement and Plan of Merger dated April 16, 2004 (“Merger Agreement”) by and between WindsorTech, Inc., a Delaware Corporation (“Parent”) (now “QSGI Inc”), QualTech International Acquisition Corporation and QualTech Services Acquisition Corporation, Delaware corporations and wholly owned subsidiaries of Parent (collectively the “Merger Subs”), and QualTech International Corporation and QualTech Services Group, Inc., Minnesota corporations (the “Companies”) and the sole shareholders of the Companies, Joel L. Owens and Jolene J. Owens, respectively, residents of Minnesota.

WHEREAS, the parties have agreed to amend and more fully and accurately reflect the Parties’ intentions in the Addendum dated February 28, 2005; and

WHEREAS, the parties hereto acknowledge full and adequate consideration has been rendered in connection with the rights and obligations associated with this Second Addendum.

NOW, THEREFORE, the parties to this Second Addendum agree as follows:

1.
The Parties are aware that certain provisions of the Merger Agreement, Addendum and Employment Agreement of Joel L. Owens dated February 28, 2005 may give the impression that the Additional Merger Consideration referenced therein is tied to the continued employment of Mr. Owens.

2.
The parties assert and acknowledge that it is not now, and was not at the time the Merger Agreement, Addendum and Employment Agreement were each executed, the intent of any party to tie the Additional Merger Consideration to Mr. Owens employment.

3.
Consequently, the Parent and the Merger Subs agree that they will not take any action whatsoever to enforce any provision or covenant in Paragraph 1.11(1) of the Addendum to the Merger Agreement in the event that Joel Owens early resigns or is terminated “for cause.”

4.
The Parent and Merger Subs further agree that Paragraphs 3 and 6 of the Employment Agreement of Joel Owens shall not be read or interpreted as inconsistent with the agreements set forth in this Second Addendum.

5.	All other terms and provisions of the Merger Agreement and Addendum shall remain in full force and effect except those modified by this Second Addendum.

IN WITNESS WHEREOF, the parties have executed this Second Addendum effective the day and year first written above.

WINDSORTECH, INC. (QSGI INC.)	QUALTECH SERVICES ACQUISITION CORPORATION

By: ____________________________	By: __________________________
Name: Marc Sherman	Name: Marc Sherman
Title: CEO	Title: CEO

QUALTECH INTERNATIONAL	QUALTECH INTERNATIONAL
ACQUISITION CORPORATION	CORPORATION

By: ____________________________	By: __________________________
Name: Marc Sherman	Name: Joel L. Owens
Title: CEO	Title:

QUALTECH SERVICES GROUP, INC.	QUALTECH SERVICES GROUP, INC., SOLE SHAREHOLDER

By: ____________________________	By: __________________________
Name: Jolene L. Owens	Name: Jolene L. Owens
Title:	Title:

QUALTECH INTERNATIONAL	JOEL L. OWENS
CORPORATION SOLE SHAREHOLDER

By: ____________________________	By: __________________________
Name: Joel L. Owens	Name: Joel L. Owens
Title:	Title: Individually